Exhibit 4.4

FIRST AMENDMENT TO AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP II, L.P.

This FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PHILLPS EDISON GROCERY CENTER OPERATING PARTNERSHIP II, L.P. (this “Amendment”) is made effective as of December 3, 2015 by PE GROCERY CENTER OP GP II LLC, a Delaware limited liability company (the “General Partner”). Capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Partnership Agreement (as defined below).

WHEREAS, the General Partner, Phillips Edison Grocery Center REIT II, Inc., a Maryland corporation, as Limited Partner (the “Initial Limited Partner”), American Realty Capital PECO II Advisors, LLC, a Delaware limited liability company, as Limited Partner (“ARC”), Phillips Edison NTR II LLC, a Delaware limited liability company, as Limited Partner (“PECO”), and Phillips Edison Special Limited Partner II LLC (formerly PE - ARC Special Limited Partner II LLC), a Delaware limited liability company, as Special Limited Partner, previously entered into that certain Amended and Restated Agreement of Limited Partnership of Phillips Edison Grocery Center Operating Partnership II, L.P., dated as of January 22, 2015 (the “Partnership Agreement”);

WHEREAS, pursuant to Section 14.1(a) of the Partnership Agreement, the General Partner has the power, without the consent of the Limited Partners or the Special Limited Partner, to amend the Partnership Agreement except as set forth in Section 14.1(b) of the Partnership Agreement;

WHEREAS, the General Partner now desires to amend the Partnership Agreement pursuant to Section 14.1(a) of the Partnership Agreement;

NOW, THEREFORE, in consideration of the foregoing, of mutual covenants between the parties to the Partnership Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership Agreement is hereby amended as follows:

1. Amendment to Section 16.1(a). Pursuant to Section 14.1(a) of the Partnership Agreement, Section 16.1(a) of the Partnership Agreement shall be amended and restated in its entirety to read as follows:

(a)    A series of Partnership Units in the Partnership, designated as the “Class B Units,” is hereby established. Except as set forth in this Article 16, Class B Units shall have the same rights, privileges and preferences as the OP Units. Subject to the provisions of this Article 16 and the special provisions of subparagraph 1(c)(ii) of Exhibit B, Class B Units shall be treated as Partnership Units, with all of the rights, privileges and obligations attendant thereto. In connection with services provided under any Advisory Agreement, if and to the extent provided for under such agreement, the General Partner shall cause the Partnership to issue to ARC and PECO within sixty (60) days after the end of each Quarter a number of Class B Units equal to the quotient of:

For each Quarter ending on or before December 31, 2015:

(i)	(A) The product of the Cost of Assets multiplied by 0.25% divided by (B) the Value of one share of Common Stock as of the last day of such Quarter; provided, that each quarterly issuance of Class B Units shall be subject to the approval of the Initial Limited Partner’s board of directors.

For each Quarter beginning on or after January 1, 2016:

(ii)
Prior to the NAV Pricing Start Date, (A) the product of the Cost of Assets multiplied by 0.05% divided by (B) the Value of one share of Common Stock as of the last day of such Quarter; provided, that each quarterly issuance of Class B Units shall be subject to the approval of the Initial Limited Partner’s board of directors.

(iii)
After the NAV Pricing Start Date. (A) the product of the lower of the Cost of Assets and the Initial Limited Partner’s quarterly NAV multiplied by 0.05% divided by (B) the NAV per share of Common Stock as of the last day of such Quarter; provided, that each quarterly issuance of Class B Units shall be subject to the approval of the Initial Limited Partner’s board of directors.

The Class B Units issuable pursuant to this Section 16.1(a) in connection with services provided by ARC and PECO shall be issued 15% to ARC and 85% to PECO, or in accordance with such other percentages as may be agreed to by ARC and PECO.

2.    Limited Effect; No Modifications. This Amendment is effective as of the date first set forth above. The amendment set forth above shall be limited precisely as written and relate solely to the provision of the Partnership Agreement in the manner and to the extent described above. Except as expressly set forth herein, nothing contained in this Amendment will be deemed or construed to amend, supplement or modify the Partnership Agreement or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

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IN WITNESS WHEREOF, the General Partner has hereunder affixed its signature to this Amendment as of the date first above written.

GENERAL PARTNER:

PE GROCERY CENTER OP GP II LLC

By: Phillips Edison Grocery Center REIT II, Inc., its sole member

By:    /s/ R. Mark Addy

Name:	R. Mark Addy

Title:	Co-President